                                                                    EXHIBIT 99.1








OUTDOOR COMMUNICATIONS, INC.
AND SUBSIDIARIES
Consolidated Financial Statements

June 30, 1998 and 1997 and 1996
(With Independent Auditors' Report Thereon)

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                                Table of Contents



                                                                                                     Page(s)
                                                                                                     -------
Independent Auditors' Report                                                                            1

Consolidated Balance Sheets                                                                             2

Consolidated Statements of Operations                                                                   3

Consolidated Statements of Stockholders' Equity (Deficit)                                               4

Consolidated Statements of Cash Flows                                                                   5

Notes to Consolidated Financial Statements                                                            6-24

                          Independent Auditors' Report



The Board of Directors and Stockholders
Outdoor Communications, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Outdoor Communications, Inc. (formerly known as OCI Holdings Corp.) and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 1998 and 1997 and the period April 4, 1996 to June 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Outdoor Communications, Inc. as of June 30, 1998 and 1997, and the results of their operations and their cash flows for the years ended June 30, 1998 and 1997 and the period April 4, 1996 to June 30, 1996, in conformity with generally accepted accounting principles.


                                        /s/ KPMG PEAT MARWICK, LLP


East Lansing, Michigan
August 14, 1998

                                   (Continued)
                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                           Consolidated Balance Sheets
                             June 30, 1998 and 1997


                                                                              1998             1997
                                                                          ------------     ------------
                                Assets

Current assets:
    Cash and cash equivalents                                             $  1,542,309     $  1,712,827
    Trade accounts receivable, less allowance for doubtful accounts
       of $240,681 in 1998 and $317,914 in 1997                              6,659,697        7,253,391
    Refundable income taxes                                                     50,088          616,100
    Prepaid rent expense                                                     2,094,299        1,805,431
    Other assets                                                               798,714          978,023
    Deferred income taxes                                                      294,069          438,967
                                                                          ------------     ------------

           Total current assets                                             11,439,176       12,804,739
                                                                          ------------     ------------

Property and equipment, net                                                 61,747,164       55,786,503
Intangible assets, less accumulated amortization                            81,908,708       72,239,682
Deferred financing costs (net of accumulated amortization of $493,997
    in 1998 and $797,622 in 1997)                                            4,890,768        4,240,033
Other assets                                                                   529,092          605,899
                                                                          ------------     ------------



           Total assets                                                   $160,514,908     $145,676,856
                                                                          ============     ============

                                                                         1998               1997
                                                                    -------------      -------------
            Liabilities and Stockholders' Equity (Deficit)

Current liabilities:

    Trade accounts payable                                          $   1,120,640      $     760,257
    Accrued salaries, wages and benefits                                1,237,279          1,187,104
    Accrued interest                                                    3,855,766            541,895
    Other accrued expenses                                                775,988            491,848
    Deferred advertising revenues and non-compete income                  317,541            405,500
    Current installments of long-term debt                                     --          5,876,875
    Income taxes payable                                                       --            615,418
                                                                    -------------      -------------

           Total current liabilities                                    7,307,214          9,878,897
                                                                    -------------      -------------

Long-term debt:
    Credit facility, excluding current installments                    36,100,000        115,650,000
    Senior subordinated notes                                         105,000,000                 --
    Subordinated debt                                                          --         22,425,000
    Notes payable to stockholders                                       2,000,000                 --
Deferred income taxes                                                   1,899,684          4,070,180
Preferred interests of a subsidiary                                     5,483,616                 --
Accrued interest                                                               --          1,671,666
Deferred non-compete income, less current portion                              --             26,667
                                                                    -------------      -------------

               Total liabilities                                      157,790,514        153,722,410
                                                                    -------------      -------------



Stockholders' equity (deficit):
    Series A preferred stock, $0.01 par value. Authorized
       300,000 shares; issued and outstanding 186,220.93
       shares in 1998 and none in 1997 (aggregate
       liquidation preference of $20,018,750)                               1,862                 --
    Undesignated preferred stock, $0.01 par value
       Authorized 4,700,000 shares; none issued and
       outstanding in 1998 and 1997                                            --                 --
    Class A common stock, $0.01 par value. Authorized
       10,000 shares; issued and outstanding 8,417.72 shares
       in 1998 and 8,385.72 in 1997                                            84                 84
    Class B common stock, $0.01 par value. Authorized
       10,000 shares; issued and outstanding 3,689.28 shares
       in 1998 and 1997                                                        37                 37
    Additional paid-in capital                                         22,624,442          3,811,475
    Accumulated deficit                                               (19,902,031)       (11,857,150)
                                                                    -------------      -------------

           Total stockholders' equity (deficit)                         2,724,394         (8,045,554)
                                                                    -------------      -------------

Commitments and contingencies

           Total liabilities and stockholders' equity (deficit)     $ 160,514,908      $ 145,676,856
                                                                    =============      =============



See accompanying notes to consolidated financial statements.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                      Consolidated Statements of Operations
                     Years ended June 30, 1998 and 1997 and
                    the period April 4, 1996 to June 30, 1996



                                                                            1998              1997              1996
                                                                        ------------      ------------      ------------
Gross revenues                                                          $ 61,841,085      $ 49,169,290      $  9,535,542
Less agency commissions                                                    5,606,975         4,665,764           987,032
                                                                        ------------      ------------      ------------

                   Net revenues                                           56,234,110        44,503,526         8,548,510
                                                                        ------------      ------------      ------------

Operating expenses:
    Direct operating expenses                                             19,865,596        15,106,559         2,753,970
    Selling, general, and administrative                                  15,102,801        12,030,361         2,308,313
    Depreciation and amortization                                         13,628,849         9,821,294         1,801,892
                                                                        ------------      ------------      ------------

                   Total operating expenses                               48,597,246        36,958,214         6,864,175
                                                                        ------------      ------------      ------------

                   Operating income                                        7,636,864         7,545,312         1,684,335

    Interest expense                                                     (13,546,092)      (11,623,563)       (1,953,993)
    Loss on disposal of equipment, net                                      (511,335)         (458,541)          (67,328)
    Other income (expense), net                                              168,016           194,306            64,494
    Expenses written off related to proposed equity offering                (148,506)               --                --
    Expenses written off related to abandoned acquisitions                  (595,806)               --                --
                                                                        ------------      ------------      ------------

                   Loss before income taxes and
                                       extraordinary item                 (6,996,859)       (4,342,486)         (272,492)

Income tax benefit                                                        (1,628,050)       (1,023,412)          (10,814)
                                                                        ------------      ------------      ------------

                   Loss before extraordinary item                         (5,368,809)       (3,319,074)         (261,678)

Extraordinary loss from early extinguishment of debt, net of income
tax benefit of $1,710,931                                                 (2,676,072)               --                --
                                                                        ------------      ------------      ------------

                   Net loss                                             $ (8,044,881)     $ (3,319,074)     $   (261,678)
                                                                        ============      ============      ============



See accompanying notes to consolidated financial statements.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
            Consolidated Statements of Stockholders' Equity (Deficit)
                     Years ended June 30, 1998 and 1997 and
                    the period April 4, 1996 to June 30, 1996



                                    Series A          Class A          Class B       Additional                          Total
                                    Preferred         Common           Common         Paid-in         Accumulated    Stockholders'
                                      Stock            Stock            Stock         Capital           Deficit     Equity(Deficit)
                                   -----------      -----------      -----------     -----------      -----------   ---------------
Balances at April 3, 1996          $        90               10               --       1,235,326       (8,276,398)    (7,040,972)
Class A common shares issued for
  cash                                      --               35               --       3,536,895               --      3,536,930
Class B common shares issued for
  cash                                      --               --                2         189,270               --        189,272
Merger with OCI of Michigan                 --               19               --             (19)              --             --
Redemption of OCI Michigan stock           (90)             (10)              --      (7,589,932)              --     (7,590,032)
Class A common shares issued for
  MCC stock                                 --               28               --       2,764,972               --      2,765,000
Class B common shares issued for
  cash                                      --               --               35       3,499,965               --      3,500,000
Net loss                                    --               --               --              --         (261,678)      (261,678)
                                   -----------      -----------      -----------     -----------      -----------    -----------

Balances at June 30, 1996                   --               82               37       3,636,477       (8,538,076)    (4,901,480)

Class A common shares issued for
  cash                                      --                2               --         174,998               --        175,000
Net loss                                    --               --               --              --       (3,319,074)    (3,319,074)
                                   -----------      -----------      -----------     -----------      -----------    -----------

Balances at June 30, 1997                   --               84               37       3,811,475      (11,857,150)    (8,045,554)
                                   -----------      -----------      -----------     -----------      -----------    -----------

Series A preferred shares issued
  for subordinated debt                  1,862               --               --      18,620,230               --     18,622,092
Class A common shares issued for
  cash                                      --               --               --         192,737               --        192,737
Net loss                                    --               --               --              --       (8,044,881)    (8,044,881)
                                   -----------      -----------      -----------     -----------      -----------    -----------

Balances at June 30, 1998          $     1,862               84               37      22,624,442      (19,902,031)     2,724,394
                                   ===========      ===========      ===========     ===========      ===========    ===========

See accompanying notes to consolidated financial statements.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                 For the years ended June 30, 1998 and 1997 and
                    the period April 4, 1996 to June 30, 1996

                                                                                 1998               1997               1996
                                                                            -------------      -------------      -------------
Cash flows from operating activities:
    Net loss                                                                $  (8,044,881)     $  (3,319,074)     $    (261,678)
    Adjustments to reconcile net loss to net cash provided by (used
          in) operating activities:
       Allowance for doubtful accounts                                            561,552            317,964             48,265
       Depreciation of equipment                                                6,692,141          5,069,744            903,191
       Amortization of intangible assets                                        7,483,758          5,441,136          1,026,557
       Extraordinary item                                                       4,149,303                 --                 --
       Loss on disposal of equipment                                              511,335            458,541             67,328
       Deferred income taxes                                                   (3,343,873)        (1,255,631)          (112,776)
    Changes in assets and liabilities, net of effects from purchase of company, which increase (decrease) cash flows:
       Trade accounts receivable                                                  205,945         (1,083,210)        (1,084,980)
       Refundable income taxes                                                    566,012           (430,207)           (81,182)
       Prepaid rent expense                                                      (288,868)          (303,145)          (116,876)
       Other assets                                                               256,116           (240,413)           394,681
       Trade accounts payable                                                     360,383            (27,528)            79,701
       Income taxes payable                                                      (615,418)           435,596            179,822
       Accrued expenses                                                         3,657,229          1,112,794         (5,069,984)
       Deferred advertising revenues and non-compete income                      (114,626)           (78,828)          (142,665)
                                                                            -------------      -------------      -------------
                   Net cash provided by (used in) operating activities         12,036,108          6,097,739         (4,170,596)
                                                                            -------------      -------------      -------------

Cash flows from investing activities:
    Purchase of AOA Holding, L.L.C                                                     --                 --        (34,132,908)
    Purchase of Georgia Outdoor Advertising, Inc.                                      --                 --        (11,650,000)
    Purchase of Mass Communications Corp. warrants, common and
       preferred stock                                                                 --                 --           (767,850)
    Purchase of Skoglund Communications, Inc. and Skoglund
       Communications of St. Cloud, Inc.                                               --        (21,246,850)                --
    Purchase of Outdoor West of Tennessee                                              --        (11,802,444)                --
    Purchase of Summey Outdoor Advertising, Inc.                                       --         (5,145,000)                --
    Purchase of Jennings Outdoor, Inc. and Jennings Media Services, LLC
                                                                              (14,159,837)                --                 --
    Purchase of other businesses                                               (6,668,902)       (13,639,159)                --
    Capital expenditures                                                       (7,545,532)        (4,338,483)          (597,849)
    Proceeds from sale of property and equipment                                  190,855             36,617              2,625
    Deferred acquisition costs                                                   (404,306)        (1,318,458)          (452,814)
                                                                            -------------      -------------      -------------
                   Net cash used in investing activities                      (28,587,722)       (57,453,777)       (47,598,796)
                                                                            -------------      -------------      -------------

Cash flows from financing activities:
    Proceeds from issuance of senior subordinated notes                       105,000,000                 --                 --
    Borrowings under long-term debt agreement                                  45,750,000         54,750,000         80,465,000
    Repayment of long-term debt                                              (125,300,000)        (1,600,000)       (23,950,000)
    Repayment of notes payable to shareholders                                 (3,876,875)                --                 --
    Deferred financing costs                                                   (5,384,766)        (1,740,576)        (3,281,537)
    Proceeds from issuance of subordinated notes                                       --            325,000                 --
    Proceeds from issuance of common stock                                        192,737            175,000          7,226,202
    Redemption of OCI Corp. of Michigan common and preferred stock                     --                 --         (7,590,032)
    Payments on obligation under non-compete agreement                                 --           (100,000)          (100,000)
                                                                            -------------      -------------      -------------
                   Net cash provided by financing activities                   16,381,096         51,809,424         52,769,633
                                                                            -------------      -------------      -------------

Net increase (decrease) in cash and cash equivalents                             (170,518)           453,386          1,000,241
Cash and cash equivalents at beginning of the period                            1,712,827          1,259,441            259,200
                                                                            -------------      -------------      -------------

Cash and cash equivalents at end of the period                              $   1,542,309      $   1,712,827      $   1,259,441
                                                                            =============      =============      =============



See accompanying notes to consolidated financial statements.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         June 30, 1998 and 1997 and 1996



(1)    Organization and Acquisition of Assets

       After the close of business on April 3, 1996, the stockholders of OCI Corp. of Michigan (OCIM) and Mass Communications Corp. (MCC) (collectively, the companies) entered into a plan of reorganization (the Reorganization Plan) to restructure and merge the companies. Pursuant to the Reorganization Plan, the stockholders agreed to sell their entire interests in the common and preferred stock of the companies. In conjunction with the Reorganization Plan, OCI Holdings Corp. (Holdings) was incorporated for the purpose of effecting the reorganization and merger. Holdings is a holding company with no assets or operations other than its investment in its subsidiaries.

       Under the Reorganization Plan, a series of planned transactions were executed in the following order: (1) certain outside investors of OCIM (the Investors) purchased 24.67 shares and 60 shares of OCIM's common and preferred stock, respectively, from the minority shareholders of OCIM for $1,908,798; (2) the Investors then exchanged these same shares, together with $14,191,202 in cash, for 5,410.73 and 3,869.28 shares of Holdings' Class A and Class B common stock, respectively, and $10,465,000 of subordinated debt (see note 6); and (3) the remaining 75.33 shares and 840 shares of OCIM's common and preferred stock, respectively, were purchased by Holdings for $7,508,367, which resulted in Holdings being the sole stockholder in OCIM's common and preferred stock.

       As a result of the above transactions, OCIM became a wholly-owned subsidiary of Holdings. As such, the closing balance sheet of OCIM at April 3, 1996, adjusted to reflect the above transactions, became the opening balance sheet of Holdings.

       Immediately following the execution of the Reorganization Plan transactions listed above, the stockholders of MCC exchanged 7,731.01 shares of common stock and 308.78 shares of preferred stock and sold 5,128.99 shares of common stock and 691.22 shares of preferred stock for an aggregate value of $25,747,927. This transaction resulted in MCC becoming a wholly owned subsidiary of Holdings. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon the fair value at the date of acquisition as follows:

          Adjusted working capital                                        $     1,450,063
          Goodwill                                                              8,741,590
          Property and equipment                                               11,529,274
          Customer list                                                         4,027,000
                                                                          ---------------

                                                                          $    25,747,927
                                                                          ===============

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(1)    Organization and Acquisition of Assets, Continued

       The details of the acquisition for the fair value of assets acquired and liabilities assumed are as follows: liabilities assumed of $10,750,000; subordinated debt issued to the MCC shareholders in the amount of $11,011,875; 2,764.99 shares of OCI Holdings Inc. common stock issued to MCC shareholders with a value of $2,765,000; and cash paid in the amount of $1,221,052 equaling the purchase price of $25,747,927.

       Effective June 30, 1997, OCI Holdings Corp. was renamed Outdoor Communications, Inc. (OCI). Simultaneously, New South Holdings Corp. and MCC were merged into OCI and MCC's subsidiary, Outdoor Communications, Inc. was renamed OCI (S) Corp. Also during 1997, OCI Corp. of Michigan was renamed OCI (N) Corp. As a result of these transactions, the Company now has two wholly owned subsidiaries, OCI (N) Corp. and OCI (S) Corp.

       Outdoor Communications, Inc. and subsidiaries (the Company) is a leading outdoor advertising company in the Midwest and Southeast Regions of the United States. The Company owns and operates outdoor advertising display faces in 12 states throughout these regions. The Company sells outdoor advertising space to national and local advertisers.

(2)    Summary of Significant Accounting Policies

       The accounting policies of the Company, as summarized below, conform with generally accepted accounting principles and reflect practices appropriate to the business in which it operates.

      (a)  Principles of Consolidation

           The consolidated financial statements include the financial statements of Outdoor Communications, Inc. and its wholly owned subsidiaries, OCI (N) Corp. and OCI (S) Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

      (b)  Cash Equivalents

           Cash equivalents consist of repurchase agreements and money market funds. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less at the time of purchase to be cash equivalents.

      (c)  Property and Equipment

           Property and equipment are stated at cost. Depreciation on plant and equipment is computed using the straight-line method over the estimated useful lives of the assets.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued


(2)    Summary of Significant Accounting Policies, Continued

      (d)  Intangible Assets

           Intangible assets include goodwill, non-compete agreements and customer lists. Goodwill, which represents the excess of purchase price over fair value of net assets acquired on their dates of acquisition, is amortized on a straight-line basis over the expected periods to be benefited, ranging from 20 to 25 years. The non-compete agreements are amortized over the terms of the respective agreements, which range from 4 to 10 years. Customer lists resulting from acquisitions are amortized on the straight-line method over 8 years.

           The Company assesses the recoverability of all long-lived intangible assets by determining whether the amortization of the intangible assets over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected undiscounted future operating cash flows of the underlying assets.

      (e)   Deferred Financing Costs

           Financing costs incurred as a result of obtaining long-term debt are recorded as deferred financing costs and are amortized on a straight-line basis over the term of the related debt (see note 5) and reflected as interest expense in the accompanying consolidated statements of operations.

      (f)  Employee Benefits

           The Company is partially self-insured for its employee health care plan. The liability for self-insurance reflects the cost for the uninsured portion of unpaid claims at year end. The liability is based on estimates for claims reported prior to year end, using reported claim information, and estimates for claims incurred but not reported, based on historical results of the Company's plan, as well as certain industry information.

      (g)  Retirement Program

           The Company provides a defined contribution 401(k) plan, which covers all of its full-time employees with one or more years of service. Eligible employees can contribute up to 15% of their compensation through payroll deductions. The Company contributes an amount equal to 50% of each employee's contribution up to 3% of the employee's total compensation.

      (h)  Revenue Recognition

           The Company recognizes revenue from advertising contracts on an accrual basis ratably over the term of the contracts, which range from 1 to 12 months, as advertising services are provided. Advertising revenues from retail consumer products, hospitality, and automotive industry constitute approximately 36.5% of gross revenues. No other industry is the source of 10% or more of gross revenues.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued


(2)    Summary of Significant Accounting Policies, Continued

      (i)  Income Taxes

           Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (j)  Other Assets

           Other assets consist principally of inventory and the cash surrender value of officers life insurance.

      (k)  Use of Estimates

           Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

      (l)  Financial Instruments

           The Company periodically utilizes hedged interest rate swap agreements. The interest rate swap agreements involve the exchange of fixed- and floating-rate interest payments over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received, on a quarterly basis, is accrued as interest rates change and is recognized as an adjustment to interest expense.

      (m)  Stock-Based Compensation

           As more fully described in note 17, the Company records compensation expense for stock options only if the market price of the Company's stock, on the date of grant, exceeds the amount an individual must pay to acquire the stock.

      (n)  Earnings Per Share

           An earnings per share calculation has not been presented because the Company is closely held by a private investor group and, accordingly, earnings per share is not required or meaningful.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued


(3)    Property and Equipment

       Major categories of property, plant, and equipment at June 30, 1998 and 1997 were as follows:

                                          Estimated
                                         Life (Years)      1998             1997
                                         ------------   -----------     -----------
Land                                          --        $ 1,663,662       1,610,126
Building and improvements                  10-25          1,731,293       1,469,852
Advertising structures                      8-15         77,035,217      57,910,710
Leasehold improvements                      2-20          1,184,408         872,674
Equipment                                   3-10          5,282,078       4,317,355
Construction in progress                      --            466,523         102,666
                                                        -----------     -----------
                                                         87,363,181      66,283,383
Less accumulated depreciation                            25,616,017      10,496,880
                                                        -----------     -----------

            Net property and equipment                  $61,747,164      55,786,503
                                                        ===========     ===========

(4)    Intangible Assets

       Intangible assets at June 30, 1998 and 1997 consist of the following:

                                          Estimated
                                         Life (Years)      1998             1997
                                         ------------  -----------     -----------
Covenants not to compete                    4-10       $ 8,872,167       8,495,667
Goodwill                                   20-25        58,631,327      46,619,981
Customer lists                                 8        31,018,388      26,833,154
                                                       -----------     -----------
                                                        98,521,882      81,948,802
Less accumulated amortization                           16,613,174       9,709,120
                                                       -----------     -----------

                                                       $81,908,708      72,239,682
                                                       ===========     ===========

(5)    Public Offering of Senior Subordinated Notes

       On August 15, 1997, the Company completed a Public Note Offering (the Offering) of $105 million aggregate principal amount of 9.25% subordinated notes due August 15, 2007 (the Notes). Net proceeds of the Offering, after deduction of associated expenses, were approximately $100.3 million. Accrued interest on the Notes is payable in semi-annual installments on each February 15 and August 15, commencing February 15, 1998. The Notes are redeemable at the Company's option, in whole or in part, at any time on or after August 15, 2002 in accordance with a prepayment premium as described in the indenture governing the Notes. Other prepayments may occur prior to August 15, 2000 based on certain limitations as described in the indenture governing the Notes.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued

(5)    Public Offering of Senior Subordinated Notes, Continued

       The Notes are fully and unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally by all of the Company's direct and indirect subsidiaries. Separate financial statements of the Company's subsidiaries have not been presented because (a) such guarantor subsidiaries have jointly and severally guaranteed the notes on a full and unconditional basis, (b) the aggregate assets, liabilities, earnings and equity of the guarantor subsidiaries are substantially equivalent to the assets, liabilities, earnings and equity of the parent on a consolidated basis and (c) the Company has not presented separate financial statements and other disclosures concerning the subsidiary guarantors because management has determined that such information is not material to investors.

       The Company abandoned plans for an initial public offering of its common stock during July 1997. As a result, the Company recognized an expense of $148,506 due to the write off of costs incurred related to the abandoned offering.

(6)    Indebtedness

       A.     New Credit Facility

       Simultaneous to the Offering on August 15, 1997, the Company entered into a new $150 million senior credit facility (New Credit Facility) with The Chase Manhattan Bank and a syndicate consisting of various other financial institutions (collectively, the New Bank). The New Credit Facility consists of a Revolving Loan Commitment (the New Revolver) of $110 million and a Term Loan Commitment for $40 million (collectively the New Borrowings). The New Revolver matures on December 21, 2004 and the Term Loan Commitment matures on June 30, 2005. The New Credit Facility provides for annual reductions in the New Revolver and amortization of the term loan facility. Collateral includes a first lien on all tangible and intangible property of the Company, assignment of all leases, and guaranties by the Company's subsidiaries.

       The Credit Facility enables the Company to borrow funds at a rate equal to 3% plus the London Interbank Offered Rate (LIBOR) or 1.75% over the Bank's prime lending rate. The Credit Facility also enables the Company to realize a lower interest rate if its leverage ratio meets certain levels as stipulated in the Credit Facility. At June 30, 1998 the average interest rate was 8.5% on outstanding borrowings. Accrued interest is payable in quarterly installments on March 31, June 30, September 30, and December 31. The Credit Facility also requires payment of a commitment fee of 1/2 of 1% per annum on the daily average aggregate unutilized commitment from the Bank. Accrued commitment fees are due quarterly on March 31, June 30, September 30, and December 31 and totaled $311,052 for the year ended June 30, 1998.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued

(6)    Indebtedness, Continued

       The New Credit Facility contains certain warranties and affirmative covenants that must be complied with on a continuing basis. In addition, the New Credit Facility contains certain restrictive covenants which, among other things, restrict the Company from incurring additional debt and liens on assets, limits the amount of capital expenditures during any fiscal year, and prohibits the consolidation, merger or sale of assets, or issuance of common stock except as permitted by the New Credit Facility. The New Credit Facility also requires the Company to maintain certain financial ratios. At June 30, 1998, the Company was in compliance with all such covenants.

       Under the terms of the New Credit Facility, the subsidiaries are restricted in their ability to make distributions to the Company to distributions necessary to enable the Company to make principal and interest payments due under the New Credit Facility and make federal income tax payments. The indenture governing the Notes provides that the Company will not, and will not permit any of the subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the subsidiaries to make distributions to the Company with certain limited exceptions including the restrictions under the New Credit Facility described in the preceding sentence.

       At June 30, 1998, borrowings under the New Revolver totaled $36.1 million. The Company has the right to prepay the New Borrowings in whole or in part, without premium or penalty, as stipulated in the New Credit Facility.

       B.      Prior Credit Facility

       Prior to August 15, 1997, the Company had a credit agreement with Chase Manhattan Bank, N.A. and a syndicate of other banks which consisted of a Term Loan A Commitment for $40 million, a Term Loan B Commitment for $40 million, and a Revolving Loan Commitment of $60 million. The term loans were due on June 30, 2003. Collateral included a first lien on all tangible and intangible property of the Company, assignment of all leases, and a guaranty by OCI and all of its subsidiaries. At June 30, 1997, the interest rate was 8.5%, and the Company had borrowed $35,650,000 under the facility.

       As a result of the refinancing of the prior credit facility in August 1997, the Company recognized an extraordinary loss of $4,387,003 related to the write-off of deferred financing fees.

       C.     Prior Subordinated Notes

       The Company entered into a Securities Purchase Agreement (the "Agreement") after the close of business on April 3, 1996 with certain management investors and outside investors. In connection with the reorganization discussed in note 1, the Company issued its 10% subordinated notes due December 31, 2003. The subordinated notes were comprised of two series; Series A 10% subordinated notes in the amount of $5,525,000 and Series B 10% subordinated notes in the amount of $16,900,000.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued

(6)    Indebtedness, Continued

       Accrued interest on the outstanding principal balance of the notes was payable at a rate of 10% per annum, computed on the basis of a 365 day year, and was payable annually on March 31, commencing in 1997. The Agreement allowed the Company to only pay 46% of the accrued and unpaid interest on an annual basis. The remaining 54% was deferred and accrued interest at a rate of 10% per annum and was due in accordance with the terms of the Agreement, but in any event no later than December 31, 2003. Accrued interest at June 30, 1997 amounted to $1,911,584.

       The Agreement contained certain warranties and affirmative covenants that were complied with on a continuing basis. The Agreement also contained certain restrictive covenants which, among other things, restricted the Company from entering into transactions with affiliates outside the ordinary course of business, consummating a sale of the Company, or engaging in any new lines of business. At June 30, 1997, the Company was in compliance with all such covenants.

       See note 10 regarding the exchange of these subordinated notes and accrued interest for Series A Preferred Stock of the Company and preferred interests in a newly formed non-operating subsidiary, OCIH LLC
       (OCIH). See note 5 regarding the Company's Public Offering of Senior Subordinated Notes on August 15, 1997.

       D.     Notes Payable to Stockholders

       On the close of business on April 3, 1996, New South Holdings Corp., a wholly owned subsidiary of Holdings, entered into written agreements with the Company's chairman and president, borrowing in total $5,876,875. Effective April 3, 1998, the notes were paid in full with the exception of $2,000,000 of notes payable to the chairman, due April 3, 2000. The notes bear interest at a rate which fluctuates quarterly based on the interest rate per the New Credit Facility less the sum of the applicable eurodollar margin (as defined in the Credit Agreement) and 1/8 of 1%. The interest rate was 5.65% at June 30, 1998 and 5.41% at June 30, 1997. Accrued interest on the outstanding principal balance of the notes is payable quarterly. The notes are secured by a Letter of Credit issued by The Chase Manhattan Bank, N.A.

(7)    Fair Value of Financial Instruments

       The following disclosure of the estimated fair value of the Company's financial instruments is made in accordance with the requirements of FASB Statement No. 107, "Disclosure about Fair Value of Financial Instruments" ("Statement 107"). Statement 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

       The carrying values of cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses, and obligations under non-compete agreements approximate fair values due to the short-term maturities of these instruments. Interest rate swaps, credit facility, senior subordinated debt and notes payable to stockholders are estimated to approximate fair values as rates are tied to short-term indices. The subordinated debt bears interest at a rate which approximates market for unsecured debt.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(8)    Income Taxes

       Total income tax expense (benefit) for the years ended June 30, 1998 and 1997 and the period ended June 30, 1996 were allocated as follows:

                                          1998             1997             1996
                                      -----------      -----------      -----------
Income from continuing operations     $(1,628,050)      (1,023,412)         (10,814)
Extraordinary item                     (1,710,931)              --               --
                                      -----------      -----------      -----------

                                      $(3,338,981)      (1,023,412)         (10,814)
                                      ===========      ===========      ===========

       Income tax expense (benefit) attributable to loss from continuing operations for the periods ended June 30 consists of:

                                    Current              Deferred                Total
                               ---------------       ---------------       ----------------
           1998
Federal                        $        10,997            (1,488,673)           (1,477,676)
State and local                         22,418              (172,792)             (150,374)
                               ---------------       ---------------       ----------------

                               $        33,415            (1,661,465)           (1,628,050)
                               ===============       ===============       ===============

           1997
Federal                        $        92,805            (1,189,910)           (1,097,105)
State and local                        139,414               (65,721)               73,693
                               ---------------       ---------------       ---------------

                               $       232,219            (1,255,631)           (1,023,412)
                               ===============       ===============       ===============

           1996
Federal                        $        81,962               (72,889)                9,073
State and local                         20,000               (39,887)              (19,887)
                               ---------------       ---------------       ---------------

            Total              $       101,962              (112,776)              (10,814)
                               ===============       ===============       ===============

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(8)    Income Taxes, Continued

       Income tax expense differed from the amounts computed by applying the federal income tax rate of 34% for the periods ended June 30 to income before income tax expense as a result of the following:

                                                                        1998             1997             1996
                                                                    -----------      -----------      -----------
Computed  "expected"  tax expense (benefit)                         $(2,378,935)      (1,476,446)         (92,647)
Increase (reduction) in income taxes resulting from:
  State and local income taxes, net of federal income tax
      expense                                                            99,247           (6,887)         (15,891)
  Non-deductible expenses                                                34,820           29,467            6,599
  Nondeductible goodwill                                                284,875          175,346           44,242
  Adjustment of prior period accrual                                         --          121,833           74,292
  Other, net                                                             56,295          151,275           12,591
  Change in the beginning-of-the-year balance of the valuation allowance for deferred tax assets allocated to income tax
      expense                                                          (275,648)         (18,000)         (40,000)
                                                                    -----------      -----------      -----------

                                                                    $(1,628,050)      (1,023,412)         (10,814)
                                                                    ===========      ===========      ===========

       The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at each June 30, is presented below:

                                                                       1998             1997
                                                                   -----------      -----------
Deferred tax assets:
   Net operating loss carryforwards                                $ 3,397,793          283,268
   Alternative minimum tax credit carryforwards                         71,473          182,973
   Investment tax credit carryforwards                                  12,949           12,949
   Deferred revenue, principally related to advertising leases          68,663           72,787
   Accrued expenses, principally related to compensated
       absences, health care claims and sales discounts                217,291          281,031
   Deferred noncompete income                                            9,067           36,267
   Other                                                                96,300          119,707
                                                                   -----------      -----------

            Total gross deferred tax assets                          3,873,536          988,982

   Less valuation allowance                                           (417,648)        (142,000)
                                                                   -----------      -----------

            Net deferred tax assets                                  3,455,888          846,982
                                                                   -----------      -----------

Deferred tax liabilities:
   Property and equipment, principally due to differences in
       financial statement carrying amounts and tax basis           (3,743,828)      (3,403,385)
   Intangible assets, principally due to differences in length
       of amortization period                                       (1,317,675)      (1,074,810)
                                                                   -----------      -----------

            Total gross deferred tax liabilities                    (5,061,503)      (4,478,195)
                                                                   -----------      -----------

            Net deferred tax liabilities                           $(1,605,615)     $(3,631,213)
                                                                   ===========      ===========

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(8)    Income Taxes, Continued

       The above deferred tax assets (liabilities) are presented in the June 30, 1998 and 1997 balance sheets as follows:

                                                1998             1997
                                            -----------      -----------
Current assets                              $   294,069          438,967
Non-current liabilities                      (1,899,684)      (4,070,180)
                                            -----------      -----------

           Net deferred tax liabilities     $(1,605,615)      (3,631,213)
                                            ===========      ===========

       The net change in the total valuation allowance for the years ended June 30, 1998 and 1997 and for the period ended June 30, 1996 was an increase of $275,648, a decrease of $18,000 and a decrease of $40,000, respectively.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred taxes, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at June 30, 1998, 1997, and 1996. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

       At June 30, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $9,993,500. These net operating loss carryforwards can be utilized to offset future taxable income, if any, through the year 2013.

       The Company also has an alternative minimum tax credit carryforward of $71,973, which is available to reduce future regular income taxes, if any, over an indefinite period. In addition, the Company has an investment tax credit carryforward of $12,949, which is available to reduce future regular income taxes, if any, through 2001.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(9)    Stockholders' Equity

       All general voting power is vested in the holders of Class A common stock. The holders of Class B common stock are not entitled to vote at any stockholders' meetings. Any share of Class B common stock can be converted, at the option of the holder, into Class A common stock at the rate of one share of Class A common stock for each share of Class B common stock, subject to certain approvals.

       Also, any share of Class A common stock can be converted, at the option of the holder, into Class B common stock at the rate of one share of Class B common stock for each share of Class A common stock, subject to and upon compliance with the provisions of the Certificate of Incorporation of OCI Holdings Corp.

       Dividends or distributions of common stock shall be payable on shares of Class A and B common stock, share and share alike.

       In the event of liquidation, the holders of Class A and B common stock shall be entitled to share ratably in the net assets of the Company after payment of debts and other liabilities.

       The Corporation shall not take any action (e.g., redeem, purchase, or acquire) affecting outstanding shares of common stock if after giving effect to such action any one, as defined, stockholder would own more than 24.95% of Class A common stock.

(10)   Preferred Stock

       In July 1997, the Company entered into an agreement, effective June 30, 1997, with the Series A and B subordinated debt holders to exchange the notes and accrued and unpaid interest through June 30, 1997 for Series A preferred stock (the Debt Conversion).

       The Board of Directors has authorized 5,000,000 shares of preferred stock, par value $.01 per share, of which 300,000 shares shall be designated Series A (Series A Preferred Stock) and 4,700,000 shares shall be undesignated (Undesignated Preferred Stock). Upon the closing of the Public Note Offering on August 15, 1997, approximately 240,967 shares of Series A Preferred Stock were issued in exchange for subordinated debt and the related unpaid and accrued interest through June 30, 1997 totaling $17,290,000 and $1,332,092, respectively, resulting in a corresponding increase in stockholders' equity of $18,622,092. Additionally, $5,135,000 of subordinated debt and $348,616 of unpaid and accrued interest through June 30, 1997 were assigned by the respective note holders to OCIH in exchange for all of the preferred interests of OCIH.

       As discussed in Note 9, all general voting power is vested in holders of Class A common stock. Shares of Series A Preferred Stock are not included in determining the number of shares entitled to vote.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(10)   Preferred Stock, Continued

       No dividends can be declared or paid on the common stock during any year unless the full amount of accrued dividends on the Series A Preferred Stock has been paid. Upon declaration, the holders of the Series A Preferred Stock are entitled to cumulative cash dividends of $10 per annum, per share.

       In the event of liquidation or dissolution of the Company, the holders of the preferred stock are entitled to receive a preferential amount equal to $100 per share of the issued and outstanding preferred stock and a further preferential amount equal to all declared and unpaid dividends thereon. This liquidation value will be paid before the payment or distribution of any assets of the Company to the holders of the common stock.

(11)   Leases

       The Company leases substantially all of the land presently used as sites for advertising panels under various terms. The leases are classified as operating leases. These leases generally contain renewal options ranging from 1 to 15 years and require the Company to pay all executory costs, such as maintenance and insurance. Rental expense for operating leases amounted to approximately $7,657,000 for the year ended June 30, 1998, $5,825,000 for the year ended June 30, 1997 and $931,000 for the period April 4, 1996 to June 30, 1996.

       Future minimum lease payments under noncancelable operating leases with non-related parties (with initial or remaining lease terms in excess of one year) as of June 30, 1998 are:

Year ending June 30:
    1999                                                                 $     5,792,581
    2000                                                                       4,779,852
    2001                                                                       3,944,768
    2002                                                                       3,381,616
    2003                                                                       2,803,461
                                                                         ---------------

                                                                         $    20,702,278
                                                                         ===============

(12)   Employee Health Care Plan

       Under the Company's self insurance plan for employee health care, eligible participants receive payment or reimbursement of all or a portion of eligible participants medical expenses, after deductibles and co-payments, up to a lifetime aggregate benefit of $1 million. Eligible participants (and their dependents) include active full-time employees. The plan is primarily funded by the Company, with contributions from participants for a portion of dependent's coverage, as required under the health care plan.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued


(12)   Employee Health Care Plan, Continued

       The plan has obtained aggregate excess of loss coverage of $970,000 in excess of $45,000 per eligible participant. The Company incurred approximately $134,000, $99,000 and $11,600 for such coverage for the years ended June 30, 1998, 1997, and for the period April 4, 1996 to June 30, 1996, respectively. Additionally, the Company incurred approximately $716,000, $480,000 and $180,000 in expense for self-insured health care claims for the years ended June 30, 1998, 1997 and for the period April 4, 1996 to June 30, 1996, respectively.

(13)   Retirement Program

       Retirement program expense with respect to the Company's defined contribution 401(k) plan approximated $163,000 for the year ended June 30, 1998, $62,000 for the year ended June 30, 1997, and $11,000 for the period April 4, 1996 to June 30, 1996.

(14)   Supplemental Cash Flow Information

       Non cash investing and financing activities for the years ended June 30, 1998, 1997 and for the period April 4, 1996 to June 30, 1996 are as follows:

                                                     1998            1997            1996
                                                 -----------     -----------     -----------
Cash paid for income taxes                       $    91,044          80,000           3,322
Cash paid for interest                           $ 9,645,230      11,846,217       6,881,000*

Supplemental noncash financing activities:
  Preferred stock issued in exchange for
       subordinated debt including accrued
       interest of $1,332,092                    $18,662,092              --              --
  Preferred interests issued in exchange for
       subordinated debt including accrued
       interest of $348,616                        5,483,616              --              --

       *$6,531,384 pertained to the interest paid on the junior and senior subordinated debt and senior debt existing prior to the close of business on April 3, 1996.

       The extraordinary item as reflected in the consolidated statements of cash flows, for the year ended June 30, 1998 in the amount of $4,149,303 is comprised of $4,387,003, which represents the write off of deferred financing fees; net of a cash payment of $237,700 to buy out the Company's swap agreements (Note 15).

       Amortization of deferred financing fees in the amount of $547,050, $667,838 and $127,856 in 1998, 1997 and 1996, respectively, has been classified as interest expense.

       On April 4, 1996, the Company issued 2,764.99 shares of its common stock valued at $2,765,000 and series A subordinated notes in the amount of $5,135,000 for the purchase of 7,371.01 common shares and 308.78 preferred shares of MCC. Also, the Company issued subordinated notes in the amount $5,876,875 for the purchase of 5,128.99 common shares and
       562.5 preferred shares of Mass Communications Corp.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued

(14)   Supplemental Cash Flow Information, Continued

Details of acquisition:
   Fair value of assets acquired              $ 25,747,927
   Liabilities assumed                         (10,750,000)
   Subordinated debt issued                    (11,011,875)
   Stock issued                                 (2,765,000)
                                              ------------
   Cash paid                                     1,221,052
   Less cash acquired                              453,202
                                              ------------

            Net cash paid for acquisition     $    767,850
                                              ============

(15)   Interest Rate Swap Agreements

       On May 30, 1996, the Company entered into three-year interest swap agreements, expiring on June 30, 1999, with First Union National Bank of North Carolina (First Union) and Chase to manage its interest rate exposure. Interest rate exchange transactions generally involve the exchange of fixed and floating-rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate exchange agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts. Notional principal amounts are used to express the volume of these transactions. The floating interest rate on the interest swap agreement is based on three month U.S. dollar LIBOR. The Chase agreement was terminated on December 30, 1996 and replaced with a new three year swap agreement. The fixed-for-floating interest rate swap agreements as of June 30, 1997 are summarized as follows:

                                   Chase              First Union
                                   -----              -----------
Notional principal amount     $     25,395,825    $     15,000,000
Fixed rate paid                           6.25%               6.34%
Floating rate                             5.75%            5.76172%

       In August 1997, the Company paid approximately $238,000 to buy out the swap agreements.

(16)   Acquisitions

       On October 31, 1996, the Company acquired substantially all of the assets and business operations of Skoglund Communications, Inc. and Skoglund Communications of St. Cloud, Inc. for a cash payment of $21,246,850. As a result of this transaction, the Company acquired display faces in Minnesota and Wisconsin. This acquisition has been accounted for by the purchase method and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair value at the date of acquisition as follows:

Adjusted working capital     $ 1,336,989
Goodwill                       7,953,899
Property and equipment         7,537,470
Customer list                  4,418,492
                             -----------

Cash purchase price          $21,246,850
                             ===========

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued

(16)   Acquisitions, Continued

       On March 31, 1997, the Company acquired substantially all of the assets and business operations of Outdoor West of Tennessee (Outdoor West) for a cash payment of $11,802,444. As a result of this acquisition, the Company acquired display faces in Tennessee and a right of first refusal to purchase Outdoor West, Inc. of Georgia, an affiliate of Outdoor West. This purchase has been accounted for by the purchase method and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair value at the date of acquisition as follows:

Adjusted working capital     $   475,564
Goodwill                       1,545,334
Property and equipment         4,621,720
Non-compete agreement          2,600,000
Customer list                  2,559,826
                             -----------

Cash purchase price          $11,802,444
                             ===========

       On May 1, 1997, the Company acquired substantially all of the assets and business operations of Summey Outdoor Advertising, Inc. for a cash payment of $5,145,000. As a result of this acquisition, the Company acquired display faces in North Carolina and South Carolina. This purchase has been accounted for by the purchase method and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon the fair value at the date of acquisition as follows:

Adjusted working capital     $  236,169
Goodwill                        950,680
Property and equipment        2,168,760
Non-compete agreement         1,000,000
Customer list                   789,391
                             ----------

Cash purchase price          $5,145,000
                             ==========

       On October 2, 1997, the Company acquired the stock of Jennings Outdoor, Inc. and the assets of Jennings Media Services, L.L.C. for a cash payment of $14,159,837. As a result of this acquisition, the Company acquired approximately 740 display faces in Alabama. This purchase has been accounted for by the purchase method and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon the fair value at the date of acquisition as follows:

Adjusted working capital          $    173,803
Goodwill                             8,722,162
Property and equipment               2,519,950
Non-compete agreement                  250,000
Customer list                        2,799,744
Deferred income taxes payable         (366,362)
Other intangibles                       60,540
                                  ------------

Cash purchase price               $ 14,159,837
                                  ============

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(16)   Acquisitions, Continued

       In addition to the acquisitions described above, the Company has consummated numerous smaller acquisitions for aggregate cash payments totaling $6,042,342 in 1998 and $13,639,159 in 1997. These purchases have been accounted for by the purchase method and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair value at the date of acquisition as follows:

                              1998           1997
                           ----------     ----------
Working Capital            $   18,468             --
Goodwill                    1,867,401      5,095,973
Property and equipment      2,770,982      4,919,380
Non-compete agreement              --      2,663,806
Customer list               1,385,491        960,000
                           ----------     ----------

Cash purchase price        $6,042,342     13,639,159
                           ==========     ==========

       The consolidated financial statements include the operating results of all of the above businesses from their respective dates of acquisition.

(17)   Stock Options and Awards

       In February 1998, the Company established the 1998 Stock Option and Incentive Plan (the "Incentive Plan") under which, subject to adjustment, 1,328 shares of the Company's Class A common stock are available to grant incentive and non-qualified stock options, stock appreciation rights
       (SARs), restricted stock, deferred stock awards, unrestricted stock awards, performance awards, dividend equivalents and other stock-based awards to employees of, including any officer or officer-director, or consultants to the Company and its subsidiaries. All terms and conditions of any grants under the Incentive Plan are at the discretion of the Company's Board of Directors. During 1998, 621 options were granted at the fair market value of the Company's common stock on the date of grant. These options vest and become exercisable over five years beginning in 2001, and expire in 2005. No charges to operations are recorded with respect to authorization, grant or exercise of options. Proceeds received upon exercise are credited to stockholder's equity.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued


       Information regarding the Incentive Plan for 1998 follows:

                                 Options Outstanding                    Options Exercisable
                           -------------------------------             ----------------------
                                                Weighted
                                    Weighted     Average                 Number      Weighted
                                    Average     Remaining              Exercisable   Average
                                    Exercise   Contractual             At June 30,   Exercise
                           Shares     Price       Life                      1998      Price
                           ------   --------   -----------             -----------   --------
Options outstanding,
    beginning of year            0
Options granted                621     $6,345     6 years                       0
Options outstanding,
    end of year                621     $6,345     6 years                       0

Range of exercise           $6,023
    prices for options      $6,626
    outstanding, end of
    year

Options available for
    grant, end of year         707

Weighted average fair
    value of options
    granted during the      $1,736
    year

       The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123). This standard prescribes a method of accounting for stock-based compensation that recognizes compensation cost based on the fair value of options at grant date. In lieu of applying this fair value based method, a company may elect to disclose only the proforma effects of such application in the footnotes to its financial statements.

       The Company has elected the disclosure-only provisions of SFAS No. 123. Accordingly, had compensation cost for the Incentive Plan been based on the fair value of options at grant date, the Company's 1998 net loss (in thousands) would have been increased to the proforma amount below:

       Net loss:
                  As reported       $ 8,044,881
                  Proforma          $ 8,756,398

       The fair value of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998: dividend yield of 0%; expected volatility of 0%; risk free interest rates of 5.48% and 5.59% and expected lives of 5 and 7 years. The proforma effect on net income for 1998 is not representative of the proforma effect on net income for future years because additional stock option awards could be made in future years.

                          OUTDOOR COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
              Notes to Consolidated Financial Statements, Continued



(18)    Quarterly Financial Data (Unaudited)

        Fiscal year 1998 quarters:

                                                             Sept 30         Dec 31        Mar 31       June 30          Year
                                                             --------      --------      --------      --------      --------
                                                                                      (In thousands)
Net Revenues                                                 $ 13,472        14,245        13,335        15,182        56,234
Operating Income                                                2,341         1,873         1,337         2,086         7,637
Income (loss) before extraordinary item                        (2,048)       (1,410)       (1,129)         (782)       (5,369)
Net income (loss)                                              (4,724)       (1,410)       (1,129)         (782)       (8,045)

        Fiscal year 1997 quarters:

                                                             Sept 30      Dec 31      Mar 31      June 30         Year
                                                             -------     -------     -------      -------      -------
                                                                                  (In thousands)
Net Revenues                                                 $10,093      10,910      10,739       12,762       44,504
Operating Income                                               2,601       2,697         353        1,894        7,545
Income (loss) before extraordinary item                          267          61      (1,782)      (1,865)      (3,319)
Net income (loss)                                                267          61      (1,782)      (1,865)      (3,319)

(19)   Subsequent Events

       On August 10, 1998, the Company entered into a Stock Purchase Agreement, pursuant to which Lamar Advertising Company will acquire 100% of the Company's outstanding stock for $385 million which includes the assumption of debt. The Acquisition is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and the satisfaction of other customary closing conditions. The Acquisition is expected to be consummated by September 30, 1998.